                                                                    EXHIBIT 12.2



RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
(Recalculated Excluding Interest Credited to Policyholders)


                                               SIX MONTHS ENDED                            YEAR ENDED
                                          ------------------------ -----------------------------------------------------------------
                                           3/31/2002    3/31/2001    9/30/2001    9/30/2000     9/30/1999    9/30/1998    9/30/1997


EARNINGS
  Net income                               4,414,982   (3,948,076)  16,361,727    4,387,459    12,155,891    3,753,216    4,228,621
  Interest expense                           414,906      733,129    1,169,323    1,616,807     2,691,751    4,448,414    6,598,630
  Income tax expense (benefit)             2,377,297   (2,120,289)  (8,412,214)   2,357,015   (10,683,947)    1,943,258    2,200,947
                                          ----------   ----------   ----------   ----------   -----------   ----------   ----------
    ADJUSTED EARNINGS                      7,207,185   (5,335,236)   9,118,836    8,361,281     4,163,695   10,144,888   13,028,198
                                          ==========   ==========   ==========   ==========   ===========   ==========   ==========

PREFERRED DIVIDENDS
  Preferred dividends                      1,608,750    1,861,250    3,940,250    3,015,406     1,027,760         --           --
  Tax rate adjustment                          65.00%       65.00%       65.00%       65.00%        64.94%        --           --
                                          ----------   ----------   ----------   ----------   -----------   ----------   ----------
    ADJUSTED PREFERRED DIVIDENDS           2,475,000    1,861,250    3,940,250    4,639,086     1,027,760         --           --
                                          ==========   ==========   ==========   ==========   ===========   ==========   ==========

FIXED CHARGES
  Interest expense                           414,906      733,129    1,169,323    1,616,807     2,691,751    4,448,414    6,598,630
  Capitalized interest                       566,163      156,654      605,891      660,062       535,231      223,307         --
                                          ----------   ----------   ----------   ----------   -----------   ----------   ----------
    ADJUSTED FIXED CHARGES                   981,069      889,783    1,775,214    2,276,869     3,226,982    4,671,721    6,598,630
                                          ==========   ==========   ==========   ==========   ===========   ==========   ==========

                                          ----------   ----------   ----------   ----------   -----------   ----------   ----------
ADJUSTED FIXED CHARGES &
 PREFERRED DIVIDENDS                       3,456,069    2,751,033    5,715,464    6,915,955     4,254,742    4,671,721    6,598,630
                                          ==========   ==========   ==========   ==========   ===========   ==========   ==========

RATIO OF EARNINGS TO
 FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS                                2.09        (1.94)        1.60        1.21          0.98         2.17         1.97
                                          ----------   ----------   ----------   ----------   -----------   ----------   ----------
EXCESS\(INSUFFICIENT) EARNINGS             3,751,116   (8,086,269)   3,403,372    1,445,326       (91,047)   5,473,167    6,429,568
                                          ==========   ==========   ==========   ==========   ===========   ==========   ==========